Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-220852) of our report dated March 18, 2026, relating to the consolidated financial statements of Envela Corporation and Subsidiaries appearing in this Annual Report on Form 10-K of Envela Corporation and Subsidiaries for the year ended December 31, 2025.

/s/ Whitley Penn LLP

Dallas, Texas

March 18, 2026